INCENTIVE DEFERRED COMPENSATION AGREEMENT
          This Incentive Deferred Compensation Agreement is made effective as of the 26th day of June, 1997, by and between POMEROY COMPUTER RESOURCES, INC., a Delaware corporation (the "Company") and ALLISON SOKOL ("Sokol").

                                             W I T N E S S E T H:
          WHEREAS, simultaneously with the execution of this Agreement, the Company and Sokol have entered into an Employment Agreement for the employment of Sokol by Company;

          WHEREAS, pursuant to Section 5(b) of said Employment Agreement, Sokol may be entitled to incentive deferred compensation in the event certain economic criteria are satisfied;

          WHEREAS, the parties wish to define the terms governing the incentive deferred compensation in the event the economic criteria and the terms and conditions of the Employment Agreement are satisfied.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein set forth, the parties hereby covenant and agree as follows:

          0.
          In the event Sokol satisfies the economic criteria set forth in the Employment Agreement for such year and is entitled to
          incentive   deferred   compensation,   the   incentive   deferred
          compensation shall be governed by the terms of this Agreement.

          1.
              In the event Sokol should die or become disabled during the term of the Employment Agreement, or if the Employment Agreement is not renewed by Company at the expiration of the initial term or any renewal term, or in the event Company would terminate Employee's employment without cause pursuant to Section 10(a)(v) of the Employment Agreement or in the event Sokol would terminate her employment with Company for Good Reason as defined in Section 10(a)(vi) of the Employment Agreement, all incentive deferred compensation earned shall be vested in full and shall be payable
          to Sokol and/or  her designated beneficiary  at that  time.   For
          purposes of this Paragraph, the term "disabled" shall have the meaning set forth in said Employment Agreement.

          2.
              In the event Sokol discontinues employment with the Company during the initial term or any renewal term of this Employment Agreement or if Sokol does not renew the Employment Agreement at the expiration of the initial term or any renewal term and such discontinuation of employment is not a result of Sokol becoming disabled, the vested portion of her deferred compensation account will be paid to her at said time and all non-vested amounts will be forfeited. Provided, however, if Sokol would violate the terms of her covenant not to compete and confidentiality agreement as
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          set forth in Sections  8 and 9 of  her Employment Agreement,  the
          vested portion of her deferred compensation account will likewise
          be forfeited.   The  incentive deferred  compensation shall  vest
          according to the following schedule:

               ____________________________________
                Years of Service With Company or its
                Subsidiaries from the Effective Date    Interest
                        of This Agreement

                    Less than 1 year                        0%
                    One year                               20%
                    Two years                              40%
                    Three years                            60%
                    Four years                             80%
                    Five years                            100%

          This vesting schedule shall apply separately to each year that incentive deferred compensation is earned by Sokol upon the satisfaction of the economic criteria set forth in the Employment Agreement. Provided, however, Sokol shall be vested fully in all amounts hereunder on June 26, 2002 and all amounts due hereunder shall be paid to her on such date, notwithstanding the fact that Sokol continues to be employed by the Company.

          By way of illustration, if Sokol satisfied the economic criteria for years 1 and 2 of the Agreement, at the end of year 2, Sokol would be 40% vested as to the incentive deferred compensation credited in year 1 and 20% vested as to the incentive deferred compensation credited in year 2.

          3.
              No deferred compensation shall be paid under the terms of this Agreement in the event Sokol is discharged from the service of the Company for cause. For purposes of this Paragraph, the term "cause" shall have the meaning set forth in Section 10(a)(iv) of said Employment Agreement

          4.
              Sokol shall not have the right to commute, sell, transfer, assign or otherwise convey the right to receive any payments under the terms of this Agreement. Any such attempted assignment or transfer shall terminate this Agreement and the Company shall have no further liability hereunder.

          5.
              It is the intention of the parties that the incentive deferred compensation to be payable to Sokol hereunder (if applicable) shall be includable for Federal Income Tax purposes in her, or such beneficiary's gross income only in the taxable year in which she or the beneficiary actually receives the payment and Company shall be entitled to deduct such incentive deferred compensation as a business expense in its Federal Income Tax return in the taxable year in which such payment is made to Sokol or her beneficiary.
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          6.
              Nothing contained in this Agreement shall in any way affect or interfere with the right of Sokol to share or participate in a retirement plan of the Company or any profit sharing, bonus or similar plan in which she may be entitled to share or participate as an employee of the Company.

          7.
           This Agreement shall be binding upon the heirs, administrators, executors, successors and assigns of Sokol and the successors and
          assigns of  Company.   This Agreement  shall not  be modified  or
          amended except in writing signed by both parties.

          8.
            This Agreement shall be subject to and construed under the laws of the State of Florida.

          IN  WITNESS  WHEREOF,  the  parties  hereto  have  executed  this

          Agreement effective as of the day and year first above written.

                                        POMEROY COMPUTER RESOURCES, INC.




               By:__________________________________





               ____________________________________
                                        ALLISON SOKOL


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